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                                                                       EXHIBIT I

Company Press Release

Digital River Completes Acquisition of Tech Squared Assets

Exchange of Digital River Shares Now Complete

MINNEAPOLIS--(BUSINESS WIRE)--Dec. 20, 1999--Digital River, Inc. (Nasdaq:DRIV - news) announced today that it has completed the acquisition of the assets of Tech Squared Inc.

Under the terms of the tax-free reorganization, which was announced on July 11, Digital River received 3 million shares of its own common stock owned by Tech Squared and $1.2 million in cash. In exchange, Digital River issued 2.65 million shares of the Company's common stock to Tech Squared.

Prior to the transaction closing, Tech Squared sold or liquidated all of its operating assets.

About Digital River (a)

Digital River is a global leader in e-commerce outsourcing. The company provides more than 5,000 companies with e-commerce services including commerce design, order management, fulfillment, security, direct marketing and customer service. The company develops front-to-back e-commerce solutions for software publishers, online retailers and other large corporations including Fujitsu, Autodesk, Hasbro, Staples, Adaptec, 3M, CompUSA, K-Mart, ScanSoft, Sega, Fox Interactive and Egghead.com.

(a) Except for the historical information contained herein, this press release contains forward-looking statements, including statements containing the words, "believes," "anticipates," "expects" and similar words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the Company's limited operating history and variability of operating results; market acceptance of electronic software delivery; the Company's ability to

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maintain relationships with software publishers and online retailers;
competition in the electronic commerce market; and other risk factors referenced in the Company's public filings with the Securities and Exchange Commission.

Contact:

Digital River, Minneapolis
Bob Strawman
Chief Financial Officer
Bstrawma@digitalriver.com
612/253-1234